Exhibit 5.1

Voltaire Ltd. 13 Zarchin Street Ra’anana 43662 Israel Phone: +972-74-7129000 Fax: +972-74-7129111

October 29, 2010

Voltaire Ltd.
13 Zarchin Street
Ra’anana 43662 Israel

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I am the General Counsel of Voltaire Ltd. In that capacity, I have examined the registration statement on Form S-8 (the “Registration Statement”) proposed to be filed pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), by Voltaire Ltd., an Israeli company (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of up to 842,424 ordinary shares of the Company, par value NIS 0.01 per share (the “Shares”), issuable pursuant to the Company’s 2007 Incentive Compensation Plan.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents provided to me by the Company as I have deemed necessary as a basis for this opinion. In my examination I have assumed the legal capacity of all natural persons, the existence of and authorization by all non-natural persons (other than the Company), the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to relevant facts material to my opinion, I have relied, without any independent investigation or verification, upon written or oral statements of officers and other representatives of the Company and certificates of public officials.

This opinion is further subject to the following qualifications:

(a)           In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel as the same are in force on the date hereof.

(b)           This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is effective only as of its date, and I disclaim any obligation to advise of any subsequent change of law or fact.

Based upon and subject to the foregoing, I am of the opinion that:

1.           The Company is a corporation duly organized and validly existing under the laws of the State of Israel.

2.           The Shares have been duly authorized and reserved for issuance by the Company and, when issued and sold against payment therefor of the exercise price as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion shall be governed by the laws of the State of Israel, and exclusive jurisdiction with respect thereto under all and any circumstances, and under all and any proceedings shall be vested only and exclusively with the courts of Tel Aviv in the State of Israel. This opinion is rendered to you subject to, based and in reliance on your agreement to comply with the exclusive choice of law and jurisdiction contained herein and to refrain under all and any circumstances from initiating any proceedings or taking any legal action relating to this opinion outside the State of Israel.

Very truly yours,

/s/ Alon Hilu

Alon Hilu, Adv.
General Counsel
Voltaire Ltd.